Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces First Quarter 2013

Financial Results

Keryx to Host Investor Conference Call on Wednesday, May 8, 2013

at 8:30am EDT

NEW YORK, May 7, 2013 /PRNewswire-FirstCall/ — Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease (the “Company”), today announced its results for the first quarter ended March 31, 2013.

At March 31, 2013, the Company had cash and cash equivalents of $87.3 million, as compared to $14.7 million at December 31, 2012. On January 30, 2013, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $74.8 million, net of underwriting discounts and offering expenses of approximately $5.6 million. Also in January 2013, the Company received a $7.0 million milestone payment from its Japanese partner for Zerenex (ferric citrate), Japan Tobacco Inc. (“JT”) and Torii Pharmaceutical Co., Ltd. (“Torii”), related to JT’s January 2013 filing of a New Drug Application (“NDA”) with the Japanese Ministry of Health, Labour and Welfare for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease (“CKD”).

The net loss for the first quarter ended March 31, 2013 was $2.1 million, or $0.03 per share, compared to a net loss of $9.1 million, or $0.13 per share, for the comparable quarter in 2012, representing a decrease in net loss of $7.0 million. In January 2013, the Company recorded license revenue of $7.0 million for the milestone payment received from its Japanese partner for Zerenex, JT & Torii, as discussed above. The net loss for the first quarter ended March 31, 2013, included $0.6 million of non-cash compensation expense related to equity incentive grants.

Commenting on the quarter, Ron Bentsur, the Company’s Chief Executive Officer, said, “Following the announcement of top-line data, we are now focusing our efforts and resources toward the pending NDA and MAA submissions. We are also progressing with the U.S. Phase 2 CKD study, for which we expect to report top-line data in the third quarter of 2013.”

The Company will host an investor conference call tomorrow, Wednesday, May 8, 2013, at 8:30am EDT, to discuss the Company’s first quarter financial results and provide a business outlook for the remainder of 2013.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA, and the New Drug Application filing with the FDA and the Marketing Authorization Application filing with the EMA are pending submission. Zerenex is also in Phase 2 development in the U.S. for the management of phosphorus and iron deficiency in anemic patients with Stages 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:

Lauren Fischer

Director – Investor Relations

Keryx Biopharmaceuticals, Inc.

Tel: 212.531.5965

E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended March 31,
	2013	2012
REVENUE:
License revenue	$7,000	$—

OPERATING EXPENSES:
Research and development:
Non-cash compensation	191	278
Other research and development	6,239	7,122

Total research and development	6,430	7,400

General and administrative:
Non-cash compensation	390	368
Other general and administrative	2,338	1,408

Total general and administrative	2,728	1,776

TOTAL OPERATING EXPENSES	9,158	9,176

OPERATING LOSS	(2,158)	(9,176)

OTHER INCOME:
Interest and other income, net	103	62

NET LOSS	$(2,055)	$(9,114)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.03)	$(0.13)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	77,990,094	71,225,006

Balance Sheet Information:

	March 31, 2013	December 31, 2012*
	(unaudited)
Cash and cash equivalents	$87,343	$14,677
Total assets	$92,549	$18,569
Accumulated deficit	$(394,663)	$(392,608)
Stockholders’ equity	$83,869	$10,494

*	Condensed from audited financial statements.